EXHIBIT 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF THE

CHARTER

OF

MERIDIAN BANCORP, INC.

ARTICLE I

NAME
The name of the corporation (“Corporation”) is:  Meridian Bancorp, Inc.
ARTICLE II

PURPOSES
The purposes for which the Corporation is formed are to engage in any part of the world in any capacity in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the “MGCL”) and to enjoy all powers, rights and privileges which a corporation organized under the MGCL may have under the laws of the State of Maryland as in force from time to time, including without limitation all powers, rights and privileges necessary or convenient in carrying out all those acts and activities in which it may lawfully engage.
ARTICLE III

PRINCIPAL OFFICE ADDRESS

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Rd, Suite 201, Lutherville Timonium, Maryland 21093-2264.
ARTICLE IV

RESIDENT AGENT
The name of the resident agent of the Corporation is The Corporation Trust Incorporated, 2405 York Rd, Suite 201, Lutherville Timonium, Maryland 21093-2264.  The resident agent is a Maryland corporation.

ARTICLE V
STOCK
5.1.  Authorized Stock.  The total number of shares of stock which the Corporation has authority to issue is 1,100 shares, initially consisting of (i) 1,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 100 shares of preferred stock, par value $0.001 per share (“Preferred Stock” and, together with the Common Stock, “Stock”).  The aggregate par value of all shares of all classes of Stock is $10.10.  The Board of Directors of the Corporation (the “Board” or the “Board of Directors”) may reclassify any unissued shares of Stock from time to time in one or more classes or series of Stock.  If shares of one class of Stock are classified or reclassified into shares of another class of Stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of Stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of Stock set forth in the first sentence of this paragraph.  The Board, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend these Articles of Amendment and Restatement of the Charter (the “Articles”) from time to time to increase or decrease the aggregate number of shares of Stock or the number of shares of Stock of any class or series that the Corporation has authority to issue.
5.2.   Common Stock.  There shall be one class of Common Stock and the powers, rights, qualifications, limitations or restrictions thereof of the Common Stock shall be as follows:
(a) Dividends on Common Stock.  The holders of the outstanding Common Stock shall be entitled as a class, share for share, to receive, when and as authorized by the Board of Directors and declared by the Corporation, dividends payable in cash, in property or in shares of Stock.
(b) Liquidation.  In the event of any dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock shall be entitled as a class, share for share, after due payment or provision for payment of the debts and other liabilities of the Corporation and the payment of the full preferential amounts to which the holders of its Preferred Stock are entitled, to share ratably in the remaining net assets of the Corporation. A consolidation or merger of the Corporation shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Article V.
(c) Voting.  The holders of Common Stock shall be entitled to notice of all meetings of stockholders, shall have one vote per share and shall have exclusive voting rights on all questions requiring a vote of stockholders, except as may be provided in these Articles or as required by law.
5.3.   Preferred Stock.  The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

(a) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and set forth in articles supplementary filed for record with the Maryland State Department of Assessments and Taxation, and as are not contrary to those stated and expressed in these Articles, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:
(i)   The designation of and number of shares constituting such series;
(ii)   The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;
(iii) Whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;
(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(v) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;
(vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;
(vii) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and
(viii) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.
(b) Voting Rights.  Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.
5.4. Issuance of Stock.  The Board may authorize the issuance from time to time of shares of Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of Stock of any class or series, whether now or hereinafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in these Articles or the bylaws of the Corporation, as amended, restated or otherwise modified from time to time (the “Bylaws”).
ARTICLE VI

BOARD OF DIRECTORS
6.1. General Powers; Action by Committee.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors (“Board”) and, except as otherwise expressly provided by law, these Articles or the Bylaws, all of the powers of the Corporation shall be vested in such Board.  These Articles shall be construed with a presumption in favor of the grant of power and authority to the members of the Board of Directors (the “Directors”).  Any action that the Board is empowered to take may be taken on behalf of the Board by a duly authorized committee thereof except to the extent limited by Maryland law, these Articles or the Bylaws.  A majority of the Board shall constitute a quorum and, except as provided elsewhere in these Articles, the affirmative vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.
6.2. Number.  The number of Directors of the Corporation initially shall be two, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL.  No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term.
6.3. Term; Election.  Directors shall be elected at each annual meeting of stockholders and shall hold office until their successors are duly elected and qualified, or until their earlier resignation or removal.
6.4. Board.  The names of the Directors, who shall act as such until the next annual meeting of stockholders and until their successors are duly elected and qualified, are:
Robert D. Cozzone
Patricia M. Natale
Mark J. Ruggiero

6.5. Resignation of Directors.  Any Director may resign from the Board or any committee thereof at any time by written notice to the Board, effective upon execution and delivery to the Corporation of such notice or upon any future date specified in the notice.
6.6. Vacancies.  Any vacancy occurring on the Board may be filled by the affirmative vote of the remaining Directors.  Any vacancy occurring on the Board as a result of an increase in the number of Directors may be filled only by the affirmative vote of the entire Board.  A Director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.  In the event of a vacancy on the Board, the remaining Directors, except as otherwise provided by law or in an emergency, may exercise the powers of the full Board until such vacancy is filled.  However, to the extent that any party has a right to designate a replacement Director, the Board will refrain from acting, if requested by the designating party, for a period of up to two business days until a replacement Director may be designated.
ARTICLE VII
LIMITATION ON APPRAISAL AND PREEMPTIVE RIGHTS
No holder of any Stock or any other securities of the Corporation, whether now or hereafter authorized, shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL, nor shall any such holder have any preferential or preemptive rights to subscribe for or purchase any Stock or any other securities of the Corporation other than such rights, if any, as the Board, in its sole discretion, may fix.  Subject to such rights, if any, as the Board, in its sole discretion, may fix, any Stock or other securities which the Board may determine to offer for subscription may, within the Board’s sole discretion, be offered to the holders of any Common Stock or other securities at the time outstanding to the exclusion of holders of any or all other classes, series or types of Stock or other securities at the time outstanding.
ARTICLE VIII

RIGHTS AND POWERS OF CORPORATION,
BOARD OF DIRECTORS AND OFFICERS
In carrying on its business, or for the purpose of attaining or furthering any of its objectives, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others.  In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Board and stockholders shall include the following:
8.1. Conflicts of Interest.  Any Director or officer individually, or any firm of which any Director or officer may be a member, or any corporation or association of which any such Director or officer may be a director or officer or in which any Director or officer may be interested as the holder of its stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that such transaction also complied with Section 2-419 of the MGCL or any similar successor provision.  Any Director, officer or agent of the Corporation may engage in business activities of the types conducted by the Corporation and such Directors, officers or agents do not have any obligation to present to the Corporation any investment opportunities which they may be aware of, regardless of whether these opportunities are within the Corporation’s investment policies.
8.2. Amendment of these Articles.  Except as otherwise specifically provided herein, the Corporation reserves the right, from time to time, to make any amendment of these

Articles, now or hereafter authorized by law, including any amendment which alters the terms or contract rights, as expressly set forth in these Articles, of any outstanding Stock; provided, however, that no amendment or repeal of these Articles shall be made unless the same is first approved by the Board and, to the extent required by law or as otherwise specifically provided herein, thereafter approved by the stockholders entitled to vote thereon or by any other consent required by these Articles.  Whenever any vote of the holders of Stock is required to amend or repeal any provision of these Articles Incorporation, and notwithstanding any provision of Maryland law requiring a greater proportion, the affirmative vote of a majority of the outstanding shares of each class of Common Stock, voting as separate classes, and a majority of the outstanding shares of any other Stock of the Corporation entitled to vote on such amendment or repeal shall be required to amend or repeal any provision of these Articles; provided, however, that, in addition to any other vote required by these Articles, the affirmative vote of not less than 80% of the outstanding shares of each class of Common Stock, voting as separate classes, and not less than 80% of the outstanding shares of any other Stock entitled to vote on such amendment or repeal, shall be required to amend or repeal this proviso or any of the provisions of Articles IX or X of these Articles.
ARTICLE IX

INDEMNIFICATION
9.1. Right to Indemnification.  The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.  The Corporation shall have the power, with the approval of the Board of Directors or any duly authorized committee thereof, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.
9.2. Non‑Exclusivity of Rights.  Any right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX or the Bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of these Articles, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
9.3. Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or its affiliates, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him/her in any such capacity, or arising out of his or her status as such, whether or not he or she is indemnified against such liability under the provisions of this Article IX.

ARTICLE X

LIMITATION OF LIABILITY
10.1. Liability.  To the maximum extent that Maryland law, in effect from time to time, permits the limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of these Articles inconsistent with this Article X, shall apply to or affect in any respect the applicability of this Section 10.1 with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.
10.2. Director and Officer Liability Insurance.  By action of the Board, notwithstanding any interest of the Directors in such action, the Corporation may purchase and maintain insurance, in such amounts as the Board deems appropriate, to protect any Director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such (including, without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the MGCL, and whether or not the Corporation would have the power or would be required to indemnify any such person under the terms of any agreement or the Bylaws or the MGCL.  For purposes of this Section 11.2, “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.
ARTICLE XI

GENERAL PROVISIONS
11.1. Provisions in Conflict with Law or Regulations.
(a) The provisions of these Articles are severable, and if the Directors shall determine that any one or more of such provisions are in conflict with applicable federal or state laws, to the maximum extent allowed by the MGCL, the conflicting provisions shall not be given effect and shall be deemed never to have constituted a part of these Articles, even without any amendment of these Articles pursuant to Section 8.2 hereof; provided, however, that such determination by the Directors shall not affect or impair any of the remaining provisions of these Articles or render invalid or improper any action taken or omitted prior to such determination.  No Director shall be liable for making or failing to make such a determination.

(b) If any provision of these Articles or any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction, and the validity of the remaining provisions of these Articles shall not be affected.  Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
11.2. Business Combinations and Control Share Acquisitions.  Notwithstanding any other provision of the Bylaws or these Articles, Title 3, Subtitle 6 of the MGCL, or any successor statute, shall not apply to any “business combination” with the Corporation, and Title 3, Subtitle 7 of the MGCL, or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Corporation.  This section may be repealed, in whole or in part, at any time, whether before or after any business combination with the Corporation or acquisition of control shares and, upon such repeal, may to the extent provided in any successor provision of these Articles, apply to any prior or subsequent business combination with the Corporation or control share acquisition.
ARTICLE XII

MAJORITY APPROVAL
Except for the specific provisions of Article 8.2 of these Articles regarding any amendment or repeal of Articles IX or X of these Articles, all votes required to approve any matter brought before the stockholders of the Corporation, including the approval of amendments to these Articles, the sale of all or substantially all of the business or assets of the Corporation, the merger of the Corporation or the dissolution of the Corporation, shall require the approval of a majority of the outstanding shares of each class of Common Stock, voting as separate classes, and a majority of the outstanding shares of any other Stock of the Corporation outstanding and entitled to vote.